UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2018 (July 31, 2018)

SENMIAO TECHNOLOGY LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-38426	35-2600898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, Shihao Square, Middle Jiannan Blvd. High-Tech Zone, Chengdu Sichuan, People’s Republic of China	610000
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code +86 28 61554399

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2018, Ms. Xin Chen tendered her resignation as Chief Executive Officer of Senmiao Technology Limited (the “Company”) and General Manager of the Company’s operating entity, Sichuan Senmiao Ronglian Technology Co., Ltd. (“Sichuan Senmiao”), to the Board of Directors (the “Board”) of the Company, effective immediately. Ms. Chen’s resignation was for personal reasons and was not due to any disagreement with the Company.

To fill the vacancies created by Ms. Chen’s resignation, the Board appointed Mr. Xi Wen to serve as the Company’s Chief Executive Officer in addition to his current roles as the President, Secretary and Chairman of the Board, and also appointed Mr. Haitao Liu to serve as the Chief Executive Officer of Sichuan Senmiao, in each case, effective August 1, 2018.

Mr. Wen, age 35, has been serving as President, Secretary and Director of the Company since June 2017 and was appointed Chairman of the Board on July 20, 2017. Mr. Wen has over 10 years of experience in finance and investment management. He has been serving as Executive Director of Sichuan Senmiao since February 2017, in charge of all aspects of Sichuan Senmiao’s online lending platform operations. Immediately prior to joining Sichuan Senmiao, Mr. Wen served as a director of Sichuan Chenghexin Investment and Asset Management Co., Ltd., where he was responsible for overseeing the operations of the Aihongsen lending platform from May 2015 to February 2017. He also founded Chengdu Fubang Zhuoyue Investment Co. in September 2013 and served as General Manager until May 2015. From January 2009 to August 2013, Mr. Wen was the General Manager of Chengdu Haiyuan Trading Co., Ltd., in charge of the company’s daily operations. Mr. Wen holds a bachelor’s degree in Business and Economics from Manchester Metropolitan University in Manchester, United Kingdom.

Mr. Haitao Liu, age 46, previously served as Chief Executive Officer of Shenzhen Qianhai Tuteng Internet Financial Services Co., Ltd., a peer-to-peer online lending company specialized in auto loans, from May 2015 to April 2018. Prior to that, he served as the Deputy General Manager of Chengdu High-Tech Zone Xingrui Microfinance Co., Ltd., a company offering loans to small businesses and individuals, from May 2012 to April 2015, as the Chief Financial Officer of Sichuan Information Industry Co., Ltd., an information technology company, from July 2006 to May 2012, and as the Deputy General Manager of Sichuan Zhongxin Hengde CPA Co., Ltd. from June 2000 to July 2006. He also served as a civil servant in Chenghua District People’s Government of Chengdu from June 1993 to June 2000. Mr. Liu received a master’s degree in EMBA (Finance) from Southwestern University of Finance and Economics, a bachelor’s degree in Business Administration from Southwest Jiaotong University and an associate degree in Commercial Economy from Southwestern University of Finance and Economics in China.

Pursuant to his employment agreement with Sichuan Senmiao, dated August 1, 2018, Mr. Liu will serve as the Chief Executive Officer of Sichuan Senmiao for one year and is subject to a one-month probation period. He is entitled to a monthly salary of RMB 45,000 (approximately US$6,586) except that he will receive RMB 36,000 (approximately US$5,269) for his probation period. The employment may be terminated (i) by mutual consent, (ii) immediately for cause by Sichuan Senmiao, (iii) for incapacity after non-work related illness or injury by Sichuan Senmiao with a 30-day prior written notice or a one-month salary as severance payment, (iii) by a 30-day prior written notice from Mr. Liu and a three day prior notice during the probation period; or (iv) immediately for cause by Mr. Liu. In connection with the employment agreement, Mr. Liu and Sichuan Senmiao entered into a confidentiality agreement, pursuant to which Mr. Liu agreed not to release or disclose Sichuan Senmiao’s confidential information.

Neither Mr. Wen nor Mr. Liu has any family relationships with any director or executive officer of the Company. There are no transactions between the Company and Mr. Wen or Mr. Liu that will be required to be reported pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the resignation of Ms. Chen and appointment of Mr. Wen and Mr. Liu is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by the Company, dated August 3, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENMIAO TECHNOLOGY LIMITED

Dated: August 3, 2018	/s/ Xi Wen
	Name:	Xi Wen
	Title:	Chief Executive Officer, President and Chairman of the Board